UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2006

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11860	04-3144936
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1370 Dell Ave., Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 866-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement

Focus Enhancements, Inc. (“Focus”) has entered into an amendment to its Senior Secured Convertible Note Purchase Agreement, dated as of January 24, 2006 (the “Note Purchase Agreement”), and an amendment to its Registration Rights Agreement, dated as of January 24, 2006 (the “Registration Rights Agreement”) (collectively, the “Amendments”), to, among other things, eliminate the requirements that Focus: (i) register the common stock underlying the convertible notes issuable pursuant to the Note Purchase Agreement and (ii) once such underlying common stock is registered, keep such registration continously effective. The Amendments also provide the holders of the convertible notes with piggy-back registration rights in connection with the common stock underlying their notes. The Amendments are effective as of June 28, 2006. We received all signatures on the Amendments on August 1, 2006. Copies of the Amendments are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As announced on June 30, 2006, Focus received a letter from the Nasdaq Stock Market on July 28, 2006 notifying Focus that for 30 consecutive business days, the bid price of Focus’ common stock had closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rules 4310(c)(4), and that failure to regain compliance within 6 months of such date could result in the delisting of Focus’ common stock from the Nasdaq Capital Market. On July 28, the Nasdaq Stock Market notified Focus that it had regained compliance with the minimum bid price rule and that the matter was now closed.   The press release relating to regaining compliance is attached hereto as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits

(D)	Exhibits

	10.1	Amendment to Senior Secured Convertible Note Purchase Agreement
	10.2	Amendment to Registration Rights Agreement
	99.1	Press release “Focus Enhancements Regains Compliance with Nasdaq Listing Requirements”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS ENHANCEMENTS, INC.

Date: August 2, 2006	By:	/s/ Gary Williams
	Name:	Gary Williams
	Title:	EVP of Finance and CFO